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                                                                       Exhibit 5
                        STEPTOE & JOHNSON LLP LETTERHEAD
                                August 2, 1999


Rockford Corporation
648 South River Drive
Tempe, Arizona  85281

         Re:      Registration Statement on Form S-1 (No. 333-79285)

Gentlemen:


                  In connection with the registration under the Securities Act of 1933, as amended, of 3,895,998 shares of Common Stock, par value $0.01 per share, of Rockford Corporation (the "Company"), including 508,174 shares as to which the Underwriters have the option to purchase to cover overallotments, if any, we have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission on May 26, 1999 (No. 333-79285), as amended through the date hereof (the "Registration Statement"), corporate records, certificates of public officials, Company officers and such other documents as we deemed appropriate or necessary for the purpose of rendering this opinion.



                  Based on the foregoing, it is our opinion that the 3,895,998 shares of Common Stock of the Company covered by the Registration Statement have been duly authorized and, when the 3,895,998 shares to be sold by the Company and the Selling Stockholders identified therein have been issued and sold in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.


                  We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                Very truly yours,
                                /s/ Kevin L. Olson
                                ------------------
                                Kevin L. Olson
                                STEPTOE & JOHNSON